Exhibit 99.1

Press Release

Universal Display Contact:
Darice Liu
investor@oled.com
media@oled.com
+1 609-964-5123

Universal Display Corporation Announces Second Quarter 2026 Financial Results

EWING, N.J. – July 30, 2026 – Universal Display Corporation (Nasdaq: OLED), a global leader in energy-efficient OLED technologies and materials, today reported financial results for the second quarter ended June 30, 2026.

“We see OLED's next growth phase beginning to take shape,” said Brian Millard, Chief Financial Officer of Universal Display. “While portions of the consumer electronics market face near-term challenges, we continue to see significant investment across the OLED ecosystem, including new Gen 6 and Gen 8.6 capacity, expanding adoption in IT, automotive and emerging form factors, and continued advances in OLED technologies. Through our leadership in OLED materials and innovation, we remain focused on helping customers unlock the next generation of OLED performance and adoption.”

Financial Highlights for the Second Quarter of 2026

•
Total revenue in the second quarter of 2026 was $152.2 million as compared to $171.8 million in the second quarter of 2025.
•
Revenue from material sales was $66.2 million in the second quarter of 2026 as compared to $88.7 million in the second quarter of 2025. The decrease was primarily due to lower unit material volume, changes in customer mix, and a $6.9 million unfavorable period-over-period change in the cumulative catch-up adjustment for material sales. This catch-up adjustment was primarily driven by forecasted product mix changes over the remaining lives of certain customer contracts.
•
Revenue from royalty and license fees was $81.2 million in the second quarter of 2026 as compared to $75.7 million in the second quarter of 2025. The increase was primarily driven by a $16.3 million favorable period-over-period change in the cumulative catch-up adjustment for royalty and license fees, partially offset by lower unit material volume and changes in customer mix. The favorable adjustment mainly reflected an increase in the average royalty and license fees price per gram, due to lower anticipated demand from certain customers over the remaining lives of their contracts.
•
Cost of material sales was $33.4 million in the second quarter of 2026 as compared to $34.2 million in the second quarter of 2025.
•
Total gross margin was 76% in the second quarter of 2026 as compared to 77% in the second quarter of 2025.
•
Operating income was $53.6 million in the second quarter of 2026 as compared to $68.5 million in the second quarter of 2025.
•
The effective income tax rate was 19.0% in the second quarter of 2026 as compared to 19.8% in the second quarter of 2025.
•
Net income was $49.4 million or $1.06 per diluted share in the second quarter of 2026 as compared to $67.3 million or $1.41 per diluted share in the second quarter of 2025.

Revenue Comparison

($ in thousands)	Three Months Ended June 30,
	2026	2025
Material sales	$66,191	$88,650
Royalty and license fees	81,212	75,667
Contract research services	4,754	7,477
Total revenue	$152,157	$171,794

Cost of Materials Comparison

($ in thousands)	Three Months Ended June 30,
	2026	2025
Material sales	$66,191	$88,650
Cost of material sales	33,391	34,154
Gross margin on material sales	32,800	54,496
Gross margin as a % of material sales	50%	61%

Financial Highlights for the First Half of 2026

•
Total revenue in the first half of 2026 was $294.4 million as compared to $338.1 million in the first half of 2025.
•
Revenue from material sales was $149.9 million in the first half of 2026 as compared to $174.8 million in the first half of 2025. The decrease was primarily due to lower unit material volume and changes in customer mix.
•
Revenue from royalty and license fees was $135.4 million in the first half of 2026 as compared to $149.2 million in the first half of 2025. The decrease was primarily the result of lower unit material volume and changes in customer mix, partially offset by the impact of a $7.4 million favorable period-over-period change in the cumulative catch-up adjustment, which was primarily attributable to royalty and license fees.
•
Cost of material sales was $66.4 million in the first half of 2026 as compared to $68.1 million in the first half of 2025.
•
Total gross margin was 75% in the first half of 2026 as compared to 77% in the first half of 2025.
•
Operating income was $96.4 million in the first half of 2026 as compared to $138.2 million in the first half of 2025.
•
The effective income tax rate was 19.7% for both six months ended June 30, 2026 and 2025.
•
Net income was $85.3 million or $1.82 per diluted share in the first half of 2026 as compared to $131.7 million or $2.76 per diluted share in the first half of 2025.

Revenue Comparison

($ in thousands)	Six Months Ended June 30,
	2026	2025
Material sales	$149,940	$174,805
Royalty and license fees	135,422	149,236
Contract research services	9,006	14,030
Total revenue	$294,368	$338,071

Cost of Materials Comparison

($ in thousands)	Six Months Ended June 30,
	2026	2025
Material sales	$149,940	$174,805
Cost of material sales	66,408	68,103
Gross margin on material sales	83,532	106,702
Gross margin as a % of material sales	56%	61%

Revised 2026 Guidance

The Company now believes that its 2026 revenue will be around the lower end of its previous guidance range of $630 million to $670 million.

Dividend

The Company also announced a third quarter 2026 cash dividend of $0.50 per share on the Company’s common stock. The cash dividend is payable on September 30, 2026 to all shareholders of record as of the close of business on September 16, 2026.

Share Repurchases

The Company repurchased 531,211 shares of its common stock for $48.2 million during the three months ended June 30, 2026, and 1,163,884 shares of its common stock for $114.2 million during the six months ended June 30, 2026. These repurchases included the completion of the $100 million program that commenced in April 2025, as well as purchases under the additional $400 million program authorized by the Board of Directors in April 2026.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, July 30, 2026 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications. Founded in 1994 and with subsidiaries and offices around the world, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 7,000 patents issued and pending worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of energy-efficient and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation. All other Company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to the projected adoption, development and advancement of the Company’s technologies, and the Company’s expected results, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share data)

	June 30, 2026	December 31, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$120,563	$138,353
Short-term investments	350,749	464,004
Accounts receivable	126,204	119,953
Inventory	249,646	240,912
Other current assets	94,597	123,836
Total current assets	941,759	1,087,058
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $204,594 and $189,326	209,653	214,947
ACQUIRED TECHNOLOGY, net of accumulated amortization of $230,990 and $220,392	96,185	56,783
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $13,979 and $13,269	3,309	4,019
GOODWILL	15,535	15,535
INVESTMENTS	411,120	377,034
DEFERRED INCOME TAXES	79,793	79,454
OTHER ASSETS	130,377	128,932
TOTAL ASSETS	$1,887,731	$1,963,762
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,604	$23,344
Accrued expenses	39,817	52,564
Deferred revenue	40,823	21,011
Other current liabilities	11,576	11,094
Total current liabilities	110,820	108,013
DEFERRED REVENUE	2,023	1,943
RETIREMENT PLAN BENEFIT LIABILITY	57,166	56,541
OTHER LIABILITIES	33,757	36,246
Total liabilities	203,766	202,743
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 200,000,000 shares authorized, 49,051,750 and 48,916,606 shares issued, and 46,231,008 and 47,259,748 shares outstanding, at June 30, 2026 and December 31, 2025, respectively	491	489
Additional paid-in capital	750,717	744,692
Retained earnings	1,128,497	1,090,479
Accumulated other comprehensive (loss) income	(5,200)	781
Treasury stock, at cost (2,820,742 and 1,656,858 shares at June 30, 2026 and December 31, 2025)	(190,542)	(75,424)
Total shareholders’ equity	1,683,965	1,761,019
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,887,731	$1,963,762

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
REVENUE:
Material sales	$66,191	$88,650	$149,940	$174,805
Royalty and license fees	81,212	75,667	135,422	149,236
Contract research services	4,754	7,477	9,006	14,030
Total revenue	152,157	171,794	294,368	338,071
COST OF SALES	36,790	39,203	72,911	77,337
Gross margin	115,367	132,591	221,457	260,734
OPERATING EXPENSES:
Research and development	34,974	36,358	70,220	71,258
Selling, general and administrative	18,565	20,440	38,597	37,454
Amortization of acquired technology and other intangible assets	5,719	4,548	11,307	9,093
Patent costs	2,356	2,588	4,725	4,494
Royalty and license expense	105	117	209	231
Total operating expenses	61,719	64,051	125,058	122,530
OPERATING INCOME	53,648	68,540	96,399	138,204
Interest income, net	8,477	9,763	17,192	19,837
Other (loss) income, net	(1,121)	5,575	(7,294)	5,953
Interest and other income, net	7,356	15,338	9,898	25,790
INCOME BEFORE INCOME TAXES	61,004	83,878	106,297	163,994
INCOME TAX EXPENSE	(11,583)	(16,614)	(20,980)	(32,286)
NET INCOME	$49,421	$67,264	$85,317	$131,708
NET INCOME PER COMMON SHARE:
BASIC	$1.06	$1.41	$1.82	$2.77
DILUTED	$1.06	$1.41	$1.82	$2.76
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	46,653,464	47,593,660	46,822,359	47,580,549
DILUTED	46,682,123	47,674,886	46,900,488	47,684,351
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.50	$0.45	$1.00	$0.90

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$85,317	$131,708
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15,366	13,402
Amortization of intangibles	11,307	9,093
Investment losses (gains), net	2,588	(2,496)
Impairment of minority investments	415	—
Stock-based compensation	12,464	16,419
Deferred income tax benefit	(342)	(4,592)
Retirement plan expense, net of benefit payments	637	847
Decrease (increase) in assets:
Accounts receivable	(6,251)	(33,395)
Inventory	(8,734)	(25,261)
Other current assets	19,239	(19,777)
Other assets	(1,445)	(8,232)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(14,031)	4,632
Other current liabilities	(147)	(3,153)
Deferred revenue	19,892	4,618
Other liabilities	(2,420)	(1,315)
Net cash provided by operating activities	133,855	82,498
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(13,237)	(27,536)
Purchase of intangibles	(40,000)	—
Purchases of investments	(194,296)	(191,951)
Proceeds from sale and maturity of investments	264,483	185,000
Net cash provided by (used in) investing activities	16,950	(34,487)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,041	1,074
Repurchases of common stock, inclusive of excise tax	(115,218)	—
Payment of withholding taxes related to stock-based compensation to employees	(7,779)	(9,442)
Cash dividends paid	(46,639)	(42,819)
Net cash used in financing activities	(168,595)	(51,187)
DECREASE IN CASH AND CASH EQUIVALENTS	(17,790)	(3,176)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	138,353	98,980
CASH AND CASH EQUIVALENTS, END OF PERIOD	$120,563	$95,804
SUPPLEMENTAL DISCLOSURES:
Unrealized (loss) gain on available-for-sale securities	$(5,979)	$1,001
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Net change in accrued dividends included in other current liabilities and other liabilities	660	360
Net change in repurchases of common stock, inclusive of excise tax, included in other current liabilities	(100)	—
Net change in accounts payable and accrued expenses related to purchases of property and equipment	3,165	4,242
Cash refunded (paid) for income taxes, net	8,649	(45,616)